EXHIBIT 5.1

OPINION

[Letterhead of Frost Brown Todd LLC]

November 30, 2004

Republic Bancorp, Inc.

601 West Market Street

Louisville, KY 40202-2700

Re:                               Registration of Obligations under the Deferred Compensation Plans

Ladies and Gentlemen:

We have acted as special counsel to Republic Bancorp, Inc., a Kentucky corporation (the “Company”), for the purpose of issuing this opinion in connection with the registration of deferred compensation obligations (the “Obligations”) of the Company and its wholly-owned subsidiary, Republic Bank & Trust Company (the “Bank”), pursuant to the Form S-8 Registration Statement filed on or about the date hereof by the Company under the Securities Act of 1933, as amended, to which this opinion is an exhibit.  The Obligations will arise under the Republic Bancorp, Inc. Non-Employee Director and Key Employee Deferred Compensation Plan (the “Company Plan”) and the Republic Bank & Trust Company Non-Employee Director and Key Employee Deferred Compensation Plan (the “Bank Plan” and together with the Company Plan, the “Plans”).

As counsel, we have examined originals, or copies certified to our satisfaction, of (i) the Articles of Incorporation of the Company and the Bank, (ii) the Bylaws of the Company and the Bank, (iii) such records of the corporate proceedings of the Company and the Bank as we have deemed material for the purposes of this opinion, (iv) the Registration Statement and the exhibits thereto, (v) certificates of public officials and corporate officers and representatives, and (vi) such other certificates, receipts, records and documents as we have deemed necessary or advisable for the purposes of this opinion.

Based upon and subject to the foregoing, we are of the opinion that when the Obligations are issued pursuant to the terms of the Plans they will be valid and binding general unsecured obligations of the Company and the Bank, as applicable, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditor’s rights or general equity principles.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act, the applicable requirements of state laws regulating the offer and sale of securities and the applicable requirements of The Nasdaq National Market, and that the Plans will be approved by the shareholders of the Company or the Bank, as applicable, pursuant to KRS 271B.8-310(4).

The opinion expressed in this letter is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.  This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion.

This opinion is based solely on the laws of the Commonwealth of Kentucky and the laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement, including amendments thereto.

Very truly yours,

/s/ Frost Brown Todd LLC